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                                                                    EXHIBIT 9(i)

                 AMENDMENT NO. 4 TO TRANSFER AGENCY AGREEMENT
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          This Amendment, dated as of the 18th day of October, 1994, is entered into between The PNC(R) Fund (the "Fund"), a Massachusetts business trust, and PFPC Inc. (the "Transfer Agent"), a Delaware corporation which is an indirect wholly-owned subsidiary of PNC Bank Corp

          WHEREAS, the Fund and the Transfer Agent have entered into a Transfer Agency Agreement dated as of October 4, 1989, and amended on April 6, 1990, February 3, 1992 and March 1, 1993 (the "Transfer Agency Agreement"), pursuant to which the Fund appointed the Transfer Agent to act as transfer agent, registrar and dividend disbursing agent to the Fund;

          WHEREAS, the Fund and the Transfer Agent wish to amend the Transfer Agency Agreement to set forth additional responsibilities of the Transfer Agent relating to the issuance, offering, sale and redemption of Series B Investor Shares in the investment portfolios of the Fund;

          WHEREAS, the Fund's Board of Trustees has approved the amendment effected by this Agreement;

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

          1. Paragraphs (m) and (n) of Section 2 of the Transfer Agency Agreement (relating to the delivery of documents) are amended and restated to read in full as follows:

          (m) The Fund's non-12b-1 Service Plan and form of Servicing Agreement and non-12b-1 Series B Service Plan and form of Series B Servicing Agreement relating to Service Class Shares and Series B Investor Class Shares, respectively, of the Fund's investment portfolios;

          (n) The Fund's Distribution and Service Plan and form of Distribution and Servicing Agreement and Series B Distribution Plan relating to Series A Investor Class Shares and Series B Investor Class Shares, respectively, of the Fund's investment portfolios, and the Fund's form of dealer agreement;

          2. Paragraph (d) of Section 5 of the Transfer Agency Agreement (relating to transactions not requiring instructions) is amended and restated to read in full as follows:

          (d)  Redemption of Shares.  Upon receipt of a redemption order from a
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          Shareholder in the manner and form specified in the Prospectus relating to such Shares, the Transfer Agent shall redeem the number of Shares so indicated from the redeeming Shareholder's
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          account and disburse, either directly or indirectly through the
          Custodian: i) the amount of any deferred sales charges payable to the Fund's distributor with respect to Series B Investor Class Shares, and
          ii) the balance of the redemption proceeds to the person entitled to such proceeds.

          3. Paragraph (c) of Section 9 (relating to the maintenance of records) has been amended and restated to read in full as follows:

          (c) historical information regarding the account of each Shareholder, including: i) information relating to dividends and distributions paid, ii) the date and price for all transactions relating to a Shareholder's account, and iii) information necessary to calculate, in accordance with the Fund's registration statement, the appropriate contingent deferred sales charge ("CDSC") payable with respect to Series B Investor Class Shares;

          4. Paragraph (d) of Section 10 (relating to ongoing functions of the Transfer Agent) has been amended and restated to read in full as follows:

          (d) calculate front-end sales charges and deferred sales charges payable in connection with the purchase of Series A Investor Class Shares and Series B Investor Class Shares, respectively, and provide for the payment of all such sales charges to the Fund's distributor (subject to the applicable limitations of the National Association of Securities Dealers, Inc. on asset-based sales charges);

          5.  Miscellaneous.  Except to the extent supplemented hereby, the
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Transfer Agency Agreement shall remain unchanged and in full Force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                 THE PNC(R) FUND


                                 By:_____________________________
                                    Vice President and Treasurer


                                 PFPC INC.


                                 By:________________________________
                                    Title: